Exhibit 99.1
FOR IMMEDIATE RELEASE
MICHAEL C. LINN APPOINTED CHAIRMAN OF LINN ENERGY
Pittsburgh, Pennsylvania, June 5, 2006 — Linn Energy, LLC (Nasdaq: LINE) today announced that its Board of Directors has appointed Michael C. Linn as Chairman. Mr. Linn will now serve as Chairman, President and Chief Executive Officer of Linn Energy. He has served as President, Chief Executive Officer and as a Director of Linn Energy since founding the Company with Quantum Energy Partners in March 2003 and will succeed Toby R. Neugebauer as Chairman. Further, the Board of Directors has appointed Alan S. Smith of Quantum Energy Partners as a Director of Linn Energy to fill the vacancy created by the resignation of Mr. Neugebauer as Chairman and as a Director.
Mr. Smith is a Managing Director at Quantum Energy Partners, a provider of private equity to exploration and production companies as well as midstream, natural gas storage and independent power companies in the United States and Canada, with approximately $670 million under management. Prior to joining Quantum Energy Partners in May 2006, Mr. Smith served as the President and Chief Executive Officer of Chalker Energy Partners, a privately held exploration and production company. Prior thereto, Mr. Smith served as the Manager of the Anadarko Team Business Development unit and later as the Vice President of Corporate Development at Ocean Energy, Inc. Mr. Smith graduated from Texas Tech University in 1985 with a BS in Petroleum Engineering and is a member of the Society of Petroleum Engineers.
“Toby Neugebauer has been instrumental in helping grow Linn Energy since inception and the Board expresses its deep gratitude for his contribution to the Company,” said Mr. Linn. “We are pleased to welcome Alan S. Smith to our Board and look forward to working with him to continue our success.” Linn Energy also announced that its chief accounting officer, Donald T. Robinson, has resigned effective immediately upon the filing of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2006 to become the Community President for Huntington Bank, Morgantown, West Virginia operations.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas company focused on the development and acquisition of natural gas properties in the Appalachian Basin, primarily in West Virginia, Pennsylvania, New York and Virginia. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479